AMENDMENT NO. 3 TO SHAREHOLDER SERVICES AGREEMENT

THIS	AMENDMENT	NO.	3	TO	SHAREHOLDER	SERVICES

AGREEMENT ("Amendment7') effective as of between PFUNCIPAL LIFE INSURANCE COMPh*'7),	, 2004, by and AMERICAN

CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") and AJHERICAN CENTURY INVESTMENT SERVICES, INC. ("ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

     WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated April I, 1999 as amended May 1, 2000 and May 1, 2002 (the "Agreementy7),in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, since the date of this Agreement, ACIS became the sole distributor for the Funds;

     WHEREAS, the Company desires to revise the number of American Century Funds made available by the Con~panyto its clients under this Contract: and

     WHIZREAS, in connection with the revision of Funds available, the parties agree to revise the reimbursement as set forth herein:

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree asfollows:

     1. Addition of Partv. Since the date of the Agreement, ACIS became the sole distributor of the Funds and is hereby addedas a party to the Agreement for purposes of distributing the Funds offered under the Agreement.

     2. Available Funds. The second "WHEREAS" clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

     "WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the VP Balanced Fund, VP Value Fund, VP Capital Appreciation Fund, VP Income & Growth Fund, VP International Fund, VP Ultra and the VP Vista Fund and Class I1 of the VP

Value Fund, VP Income & Growth Fund, VP International Fund, VP Ultra Fund, VP Large Company Value Fund and the VP Inflation protection Fund

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L~feIns.Co.AmendmentNo 3 lo SSA doc

(the "Funds"), and each of which is a series of mutual fund shares registered under the Investment Company Act of 1940: as amended, and issued by American Century Variable Portfolios: Inc. andlor American Century Variable Portfolios 11, Inc. (collectively, the "Issuer"); and"

3. Compensation and Expenses. Sections 6(b), 6(c) and 6(d) are hereby deleted in their entirety and the following Sections 6(b), 6(c) and 6(d) are substituted in lieu thereof:

     "(b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in Class I shares, 5 basis points (0.05%) per annum of the average aggregate amount invested by the Company in Class 11 shares of the VP Inflation Protection Fund and, 15 basis points (0.15%) per annum of the average aggregate amount invested by the Company in all remaining Class II shares of the Funds listed under this Agreement.

     "(c) In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, ACIM will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class I1 shares of the Funds under this Agreement.

     "(d) For purposes of computing the payment to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Account in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each calendar day during the month and dividing by the total number of calendar days during such month."

     4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     5. Counterparts. This Amendment may be executed in hvo or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

Life Ins. Co.Amendment No.3toSSA.doc

6. Full Force and Effect.

Except as expressly supplemented, amended or

consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above written.

PRlNCIPAL LIFE INSURANCE	AMERICAN CENTURY
COMPANY	INVESTM~ MANAGEMENT,	INC.

By: Name: Title:

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Lifc Ins. Co. Amendment No. 3 lo SSA.doc